UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2025

SeaStar Medical Holding Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39927	85-3681132
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3513 Brighton Blvd, Suite 410
Denver, Colorado		80216
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 844 427-8100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock par value $0.0001 per share	ICU	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock for $11.50 per share	ICUCW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 28, 2025, SeaStar Medical Holding Corporation (the “Company”) received a public reprimand letter (the “Letter”) from the staff (the “Staff”) of the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”).

As reported on a Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on July 5, 2024 (the “July 8-K”) the Company provided notice to the Listing Qualifications Department of Nasdaq regarding the Company's possible violation of Nasdaq Listing Rule 5635(d) which requires prior shareholder approval for transactions, other than public offerings, involving the issuance of 20% or more of the pre-transaction shares outstanding at less than the Minimum Price (the “Rule”). The notification to Nasdaq related to the issuance of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) upon conversion of convertible notes and upon exercise of warrants issued to an institutional investor (the “Investor”) that may have required additional shareholder approval prior to the issuance of such securities.

On March 15, 2023, the Company entered into a transaction for the sale of convertible notes (the “Notes”) and warrants (the “Warrants” and together with the “Notes, the “Transaction”) to the Investor. On June 28, 2023, the Company received shareholder approval under the Rule in connection with the Transaction. Subsequently, on August 7, 2023, and December 11, 2023, the company entered into amendment agreements (the “Amendments”) with the Investor which provided for the issuance of additional warrants (the “Additional Warrants”). The Additional Warrants contained a provision allowing for proportional share adjustments in the event of a downward adjustment to the exercise price (the “Provision”). Additionally, under the Amendments, the Notes had a lower conversion price and certain of the Notes and Warrants had a conversion or exercise price beneath the floor price contemplated by the Transaction. As a result, the Amendments resulted in an issuance of approximately 625,722 shares beyond the number that would have been issued at the floor price. In addition, 118,207 shares of Common Stock were issued upon exercise of Warrants, and 170,625 shares of Common Stock were issued upon exercise of Additional Warrants, each at exercise prices below the floor price.

Upon becoming aware of the existence of the Additional Warrants and the Provision, the Company bought back all of the remaining warrants for cash. As a result, there are no Additional Warrants remaining and no Additional Warrants such that no shares underlying such warrants will be issued. Additionally, there is no remaining outstanding balance under the Notes. In addition. at a special meeting of stockholders held on November 26, 2024, the Company’s stockholders ratified the Transaction including the Amendments and the Additional Warrants.

The Letter notified the Company that the Amendments did not satisfy Nasdaq Listing Rule 5635(d) because the Transaction resulted in an issuance greater than 20% of the common stock outstanding issued below the Minimum Price beyond what was originally approved by shareholders.

The Staff determined that delisting the Company’s Common Stock was not an appropriate sanction and closed its review by issuing the public reprimand letter in accordance with Nasdaq Listing Rule 5810(c)(4). As previously reported on the July 8-K, the Company believed at the time of the issuance and adjustments that the entire transaction had been approved by shareholders. The receipt of the Letter has no effect on the listing of the Company’s Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SeaStar Medical Holding Corporation
		By:	/s/ Eric Schlorff
Date:	January 31, 2025	Name:	Eric Schlorff
		Title:	Chief Executive Officer